UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 28, 2014

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	001-04471	16-0468020
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Glover Avenue

P. O. Box 4505

Norwalk, Connecticut 06856-4505

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 968-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously disclosed, the Securities and Exchange Commission (“SEC”) has been conducting an investigation of certain accounting practices at Affiliated Computer Services, Inc. (“ACS”), which was acquired by Xerox in February 2010 and is now part of Xerox’s Services business. Xerox has cooperated fully with the investigation. The SEC Staff has advised Xerox that the investigation is now complete and charges will not be brought against Xerox or ACS.

As previously disclosed, Lynn R. Blodgett, Executive Vice President of Xerox, and two other individuals each received a “Wells notice” from the SEC staff in connection with the matters that are the subject of the investigation.

On August 28, 2014, the SEC announced that Mr. Blodgett had agreed to resolve civil charges related to the reporting, books and records and internal control provisions of the Securities Exchange Act of 1934 (the “Exchange Act”). The charges did not include any allegation of fraud. Without admitting or denying the factual findings of the SEC, Mr. Blodgett agreed to pay $412,732 to settle the SEC’s charges, plus a penalty of $52,000. The settlement does not restrict Mr. Blodgett’s ability to serve as an officer or director of a public company.

On August 28, 2014, the SEC announced that one of the other individuals who received a Wells notice, a former employee, had also agreed to resolve civil charges related to the reporting, books and records and internal controls provisions of the Exchange Act. The charges did not include any allegation of fraud. Without admitting or denying the factual findings of the SEC, the former employee agreed to pay $156,595 to settle the SEC’s charges, plus a penalty of $52,000.

The SEC investigation was resolved without any charges being brought against the third individual who received a Wells notice, a current employee.

Xerox is obligated to indemnify the three individuals for their defense costs in connection with this matter and the payments other than penalties. The aggregate amount of these indemnification payments is not material to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this Report to be signed on its behalf by the undersigned duly authorized.

XEROX CORPORATION

	By:	/s/ Don H. Liu
Don H. Liu
Date: August 28, 2014		Executive Vice President and Secretary